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                                                                    EXHIBIT 99.1

SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713)209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  09/30/00      10/31/00     11/30/00      12/31/00     01/31/01      02/28/01
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                    17%         15-20%       10-15%         10%          5-10%         0-5%
Electrical Products                  22%         20-25%       15-20%         13%         10-15%        5-10%
Tools & Hardware                    (4%)         (0-5%)       (0-5%)         (2%)        (0-5%)        (0-5%)

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED FEBRUARY 28,
2001.

COOPER INDUSTRIES
Sales for the three months ended February 28, 2001, grew 0% - 5%, compared with last year.

         o    Revenues increased as a result of recent acquisitions.

         o    Currency translation continues to have a modest negative impact.

ELECTRICAL PRODUCTS
Sales for the three months ended February 28, 2001, grew 5% - 10%, compared with last year.

         o Demand for products from electronics, data- and telecommunications markets has weakened, affecting sales of fuses, other circuit protection products and enclosures.

         o Decline in construction-related markets, particularly residential construction, has led to softer demand for lighting fixtures, utility products, wiring devices and electrical construction materials.

         o Sales to utilities of distribution transformer and power management products have slowed.

         o The year-to-year decline in demand for electrical construction materials continued in North America, though somewhat offset by recent improvements from international markets.

         o Recent acquisitions, B-Line and Eagle Electric being the two most significant of these, continue to provide an increase to sales.

         o    Currency translation effects remain modestly negative.


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TOOLS AND HARDWARE

Sales for the three months ended February 28, 2001, declined 0% - 5%, compared with last year.

         o Slowing industrial activity in North America has led to reduced demand for power and hand tools.

         o Assembly equipment shipments continue at levels higher than last year.

         o    Currency translation effects remain modestly negative.

Note: Includes impacts of acquisitions and divestitures.



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